UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 2, 2016
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact Name of Registrant as Specified in its Charter

New Jersey	1-36632	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

2015 W. Chestnut Street, Alhambra, CA  91803
Address of principal executive offices, including zip code

(626) 293-3400
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Financial Officer.

EMCORE Corporation (the “Company”) has appointed Jikun Kim to serve as its Chief Financial Officer, effective June 20, 2016.

In connection with Mr. Kim’s appointment as Chief Financial Officer, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Kim. Under the Employment Agreement, Mr. Kim will be entitled to an initial annual base salary of $305,000 and a target annual cash bonus of 50% of his base salary.

    Mr. Kim will also be entitled to receive a “front loaded” initial equity award consisting of (1) 150,000 time-based restricted stock units that will be scheduled to vest in five equal annual installments on each of the first five anniversaries of his hire date, subject to his continued employment through each vesting date, and (2) 150,000 performance-based restricted stock units that will have a performance-based vesting schedule to be determined by the Compensation Committee as part of its introduction of a performance-based long term equity incentive program for the Company. As a result of Mr. Kim’s receipt of this front loaded equity award, the Employment Agreement provides that Mr. Kim will not be entitled to receive additional long-term equity incentive awards for the Company’s next two fiscal years.

The Employment Agreement provides that Mr. Kim will be entitled to participate in the Company’s standard benefit plans for executive employees, and, subject to execution of a release of claims against the Company and compliance with certain confidentiality, nondisclosure, nonsolicitation and other restrictive covenants, severance upon a termination of employment without cause or for good reason (as those terms are defined in the agreement) consisting of continued payment of his base salary for one year, payment of his target annual bonus for the year of termination, and, for up to 12 months, continued payment of the employer portion of any continuing medical coverage. Additionally, upon a termination of employment without cause or for good reason within twelve months following a change in control of the Company, Mr. Kim will be entitled to have his unvested equity awards accelerate and immediately vest (with performance-based awards vesting at a minimum of the target performance level). In connection with his appointment, Mr. Kim will receive a sign-on bonus of $50,000, which he will be required to repay to the Company if he terminates his employment without good reason within one year of his hire date.

The Employment Agreement with Mr. Kim is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Employment Agreement is qualified in its entirety by reference to such exhibit.

Since February 2015, Mr. Kim, age 52, has served as Chief Financial Officer of Merex Group, a provider of comprehensive support for U.S. manufactured legacy defense aircraft, helicopters, and their respective engines. From March 2010 to February 2015, he served as Senior Vice President and Chief Financial Officer of Aerovironment, Inc., a technology solutions provider that designs, develops, produces and supports an advanced portfolio of unmanned aircraft systems and electric transportation solutions. Prior to assuming this role, Mr. Kim served as Interim Chief Financial Officer of Aerovironment, Inc. after joining the company as Vice President and Controller in June 2009. Mr. Kim previously served with Raytheon Company, a defense contractor, for more than eight years, most recently as Chief Financial Officer of Raytheon Vision Systems.

There are no arrangements or understandings between Mr. Kim and any other persons pursuant to which he was selected as an officer of the Company. There are also no family relationships between Mr. Kim and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company’s existing Chief Financial Officer, Mark Weinswig, has resigned from his position as Chief Financial Officer of the Company effective June 20, 2016. Mr. Weinswig resigned for “good reason” as defined under his existing employment agreement, and, subject to execution of a release of claims against the Company and compliance with certain confidentiality, cooperation, nondisclosure, nonsolicitation and other restrictive covenants, will be entitled to receive the severance benefits provided for under his existing employment agreement (other than accelerated vesting of his most recent equity award). Mr. Weinswig has also agreed to provide consulting services to the Company for a transition period to assist with Mr. Kim’s transition to Chief Financial Officer, but will not receive any additional consideration for these services.

Item 7.01.                                      Regulation FD Disclosure.

On June 8, 2016, the Company issued a press release announcing Mr. Kim’s appointment as its new Chief Financial Officer and Mr. Weinswig’s resignation. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Exhibit Description

10.1†	Employment Agreement, dated June 6, 2016, by and between EMCORE Corporation and Jikun Kim.
99.1*	Press Release, dated June 8, 2016, issued by EMCORE Corporation.
†	Management contract or compensatory plan
*	Furnished herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
Dated: June 8, 2016	By: /s/ Jeffrey Rittichier Name: Jeffrey Rittichier Title: Chief Executive Officer